Exhibit 99.1
SUNAIR SERVICES CORPORATION SELLS TELECOM FM LIMITED
Sale Completes the Divestiture of Sunair’s Legacy Businesses
Boca Raton, FL — October 6, 2008 — Sunair Services Corporation (AMEX:SNR) today announced that it has sold all of its interest in Telecom FM Limited (Telecom FM), the Company’s previously wholly owned subsidiary which operates in the telephone communications business, to Telecom FM Holdings (Telecom Holdings). Telecom Holdings was organized and is owned by the former executive management team of Telecom FM.
Jack I. Ruff, Sunair ‘s Chief Executive Officer and President, commented, “The sale of Telecom FM completes Sunair’s planned sale of its legacy businesses and positions us to concentrate all of our energies on growing our pest and lawn control services businesses. This sale will allow us to reduce the company’s leverage and focus on improving our core business operating metrics.”
The transaction was completed on September 30, 2008. Terms of the agreement included a purchase price of approximately $3.6 million, including the payment of outstanding inter-company debt in the amount of approximately $1.2 million.
About Sunair Services Corporation
Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. For more information about Sunair, please visit http://www.sunairservices.com.
About Middleton Lawn & Pest Control
Established in Orlando, Fla. in 1952, Middleton Pest Control Inc., a subsidiary of Sunair Services Corporation, has declared 2007 as “The Year of the Frog” in celebration of 55 years of service excellence. With approximately 540 employees, Middleton is among the nation’s top 15 pest control companies and top six lawn care companies. Middleton provides complete pest control, lawn and shrub care, subterranean and drywood termite control and mosquito reduction services through a network of 29 branch offices, serving approximately 30 Florida counties. For more information about Middleton or general company information, please call 1-866-FLA-FROG or visit www.middletonpest.com.
Information Regarding Forward Looking Statements
Some of the statements in this press release, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements include the inability to consummate future acquisitions or pursue growth opportunities, the inability to integrate acquisitions, the inability to raise additional capital to finance expansion, the risks inherent in the entry into new geographic markets, changes in regulatory conditions, competition, risks associated with general economic conditions and other factors included in Sunair’s filings with the SEC. Copies of Sunair’s SEC filings are available from the SEC or may be obtained upon request from Sunair. Sunair does not undertake any obligation to update the information contained herein, which speaks only as of this date.
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